Exhibit 99.2

EV Energy Partners Announces Closing of Cardinal Gas Services Divestment

HOUSTON, October 20, 2014 /PRNewswire/ -- EV Energy Partners, L.P. (NASDAQ: EVEP) today announced it has closed the previously announced sale of its nine percent interest in Cardinal Gas Services, L.L.C., (CGS) to a fund managed by Samchully Asset Management Co. Ltd., and E1, for $162 million, which included certain purchase price adjustments. This sale was made in conjunction with TOTAL E&P USA, INC., which also sold its 25 percent interest in CGS for approximately $450 million. The transaction is subject to customary post-closing purchase price adjustments. EVEP intends to use the net proceeds of the disposition to repay amounts outstanding under its revolving credit facility. Availability under the revolving credit facility may be used to fund future activities, including acquisitions of oil and natural gas properties. BofA Merrill Lynch acted as financial advisor on the transactions.

EV Energy Partners, L.P. is a master limited partnership engaged in acquiring, producing and developing oil and natural gas properties. More information about EVEP is available on the Internet at http://www.evenergypartners.com.

(code #: EVEP/G)

This press release includes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Statements regarding the use of proceeds are forward looking statements.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of EVEP, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EV Energy Partners, L.P., Houston
Michael E. Mercer

713-651-1144
http://www.evenergypartners.com